Exhibit 99.1

RH REPORTS RECORD THIRD QUARTER FISCAL 2015 FINANCIAL RESULTS

Q3 2015 Adjusted Net Income Increased 37%; Adjusted Diluted EPS Increased 33% to $0.65 vs. $0.49 Last Year

Company Raises Fiscal 2015 Revenue Guidance to Range of $2.17 Billion to $2.18 Billion; Adjusted Diluted EPS Guidance Increases to Range of $3.11 to $3.16

Corte Madera, CA – December 10, 2015 – RH (Restoration Hardware Holdings, Inc. - NYSE:RH) today announced record financial results for the third quarter ended October 31, 2015.

The Company will post a video presentation between approximately 1:15 p.m. – 1:30 p.m. PT (4:15 p.m. – 4:30 p.m. ET) today highlighting its continued evolution and recent performance on the RH Investor Relations website at ir.restorationhardware.com.

Third Quarter Highlights

•	Net revenues increased 10% on top of a 22% increase last year

•	Comparable brand revenues increased 7% on top of a 22% increase last year

•	Adjusted operating margin increased 180 basis points to 9.4%; GAAP operating margin of 8.4% compared to 7.6% for the same period last year

•	Adjusted net income increased 37% to $27.7 million; GAAP net income of $20.7 million compared to $19.4 million for the same period last year

•	Adjusted diluted EPS increased 33% to $0.65; GAAP diluted EPS of $0.49 compared to $0.47 for the same period last year

Gary Friedman, Chairman and Chief Executive Officer, commented, “During the third quarter, we grew our adjusted operating margin by 180 basis points and adjusted net income by 37%, both ahead of our expectations, further demonstrating the disruptive nature of the RH brand and the power of our multi-channel platform.  Net revenues increased 10% on top of 22% – representing our 23rd consecutive quarter of double-digit revenue growth.”

Mr. Friedman continued, “Since our IPO in 2012, we have outperformed our peers by a wide margin, while remaining focused on our two value-driving strategies – the expansion of our brand and the transformation of our retail stores.  As it relates to the expansion of our brand, we are innovating and executing at an unprecedented pace and are extremely encouraged by the early results we are seeing out of our most recent launches – RH Modern and RH Teen.  Our early data suggests that RH Modern is trending to add significant incremental revenues and opens up the RH brand to an entirely new market.”

Mr. Friedman added, “Furthermore, we continue to believe that our strategy of what is arguably the most significant retail transformation in history will prove to be the right one.  We could not be more pleased with the early results out of our recently opened next generation Design Galleries in Chicago, Denver, and Tampa – each well on track to exceed our expectations.  In addition, our first next generation Design Gallery – RH Atlanta – is comping up strongly now that the store has come up against its one year anniversary, despite not yet having RH Modern or RH Teen on the retail floor.  We expect to see sales at RH Atlanta accelerate further once these concepts are added in the first quarter of fiscal 2016.”

Mr. Friedman concluded, “Over the past five years our compounded growth rates in total revenues, comparable brand revenues, and adjusted net earnings demonstrate the power of our platform, and a culture of innovation that is widely referenced but rarely seen in our industry.  When we step back and consider the positive response to our two new businesses – RH Modern and RH Teen, the outperformance in all of our next generation Design Galleries, and the exciting new real estate and businesses we have in the pipeline for 2016 and beyond, we could not be more confident in our long term goal of reaching $4 billion to $5 billion in North American revenues, mid-teens operating margins, significant free cash flow and industry-leading return on invested capital.”

Third Quarter Fiscal 2015 Results

Revenue - Net revenues for the third quarter of fiscal 2015 increased 10% to $532.4 million from $484.7 million in the third quarter of fiscal 2014. Comparable brand revenue growth, which includes direct, was 7% in the third quarter of fiscal 2015 on top of 22% for the same period last year.  Stores revenues increased 16% to $281.6 million in the third quarter of fiscal 2015.  This growth is on top of a 15% increase in stores revenues in the third quarter of fiscal 2014.  Direct revenues increased 4% to $250.9 million in the third quarter of fiscal 2015.  This growth is on top of a 31% increase in direct revenues in the third quarter of fiscal 2014.  Direct revenues during the third quarter of fiscal 2015 represented 47% of total net revenues.

Revenue Metrics*

	Three Months Ended
	October 31, 2015	November 1, 2014
Stores as a percentage of net revenues	53%	50%
Direct as a percentage of net revenues	47%	50%
Growth in net revenues:
Stores	16%	15%
Direct	4%	31%
Total	10%	22%
Comparable brand revenue growth	7%	22%

* See the Company’s most recent Form 10-K and Form 10-Q filings for the definitions of stores, direct, and comparable brand revenue.

Retail Galleries - As of October 31, 2015, the Company operated a total of 68 retail galleries, consisting of 54 legacy Galleries, 6 larger format Design Galleries, 3 next generation Design Galleries, and 5 Baby & Child Galleries, as well as 17 outlet stores, throughout the United States and Canada.  This compares to a total of 68 retail galleries, consisting of 59 legacy Galleries, 6 larger format Design Galleries and 3 Baby & Child Galleries, as well as 18 outlet stores, as of November 1, 2014.

Retail Gallery Metrics*

	Three Months Ended
	October 31, 2015		November 1, 2014
	Store Count	Total Leased Selling Square Footage	Store Count	Total Leased Selling Square Footage
		(in thousands)		(in thousands)
Beginning of period	67	605	68	564
Retail galleries opened
Baby & Child West Palm Beach Gallery	1	2.5	—	—
Baby & Child Greenwich Gallery	1	4.2	—	—
Chicago next generation Design Gallery	1	44.8	—	—
Denver next generation Design Gallery	1	46.4	—	—
Los Angeles (Melrose Ave) larger format Design Gallery	—	—	1	25.2
Retail galleries closed
Chicago (Deer Park) Legacy Gallery	(1)	(6.1)	—	—
Chicago (Lincoln Park) Legacy Gallery	(1)	(8.4)	—	—
Denver Legacy Gallery	(1)	(7.5)	—	—
Los Angeles (Beverly Blvd) larger format Design Gallery	—	—	(1)	(13.8)
End of period	68	681	68	575
% Growth		18%		9%

Weighted-average leased selling square footage		624		565
% Growth		10%		8%

* See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.
Total leased square footage as of October 31, 2015 and November 1, 2014 was 958,000 and 821,000, respectively.
Weighted-average leased square footage for the three months ended October 31, 2015 and November 1, 2014 was 886,000 and 814,000, respectively.
Retail sales per leased selling square foot for the three months ended October 31, 2015 and November 1, 2014 was $384 and $375, respectively.

Operating Income and Margin** - Adjusted operating income in the third quarter of fiscal 2015 increased 36% to $50.0 million compared to $36.7 million in the third quarter of fiscal 2014. Adjusted operating margin in the third quarter of fiscal 2015 increased 180 basis points to 9.4% from 7.6% for the same period last year. Including the impact of non-recurring and other items in the third quarter of fiscal 2015, GAAP operating income was $44.9 million compared to $36.7 million for the same period last year and GAAP operating margin was 8.4% compared to 7.6% for the same period last year.

Net Income** - Adjusted net income in the third quarter of fiscal 2015 increased 37% to $27.7 million from $20.3 million in the third quarter of fiscal 2014.  Including the impact of non-recurring and other items, GAAP net income for the third quarter of fiscal 2015 was $20.7 million compared to $19.4 million for the same period last year.

Earnings Per Share** - Adjusted diluted EPS for the third quarter of fiscal 2015 increased 33% to $0.65 from $0.49 for the same period last year.  Including the impact of non-recurring and other items, GAAP diluted EPS for the third quarter of fiscal 2015 was $0.49 compared to $0.47 for the same period last year.

A reconciliation of GAAP to non-GAAP financial measures is provided in the tables accompanying this release.

Outlook

The Company is updating its fourth quarter fiscal 2015 guidance as follows:

•	Net revenues in the range of $708 million to $718 million
•	Adjusted net income in the range of $58.1 million to $60.2 million
•	Adjusted diluted EPS in the range of $1.37 to $1.42
•	Income tax rate of approximately 39%
•	Diluted shares outstanding of approximately 42.5 million

The Company is increasing its guidance for the fiscal year ending January 30, 2016 as follows:

•	Net revenues increased to range of $2.17 billion to $2.18 billion
•	Adjusted operating margins increased to range of 10.6% to 10.7%
•	Adjusted net income increased to range of $131.7 million to $133.8 million
•	Adjusted diluted EPS increased to range of $3.11 to $3.16
•	Income tax rate of approximately 39%
•	Diluted shares outstanding of approximately 42.3 million
•	Capital expenditures in the range of $140 million to $160 million

Note: The Company’s adjusted operating margin, adjusted net income and adjusted diluted EPS guidance does not include certain charges and costs, such as for unusual items which may occur in the future, and which are expected to be similar in future periods to the kinds of charges and costs excluded from adjusted operating margin, adjusted net income and adjusted diluted EPS in prior quarters.

Video Presentation and Q&A Conference Call Information

Accompanying this release, RH will today post a video presentation highlighting the Company’s third quarter fiscal 2015 performance and outlook on the Company’s Investor Relations website, ir.restorationhardware.com.  Management will then host a live question and answer conference call at 2:30 p.m. PT (5:30 p.m. ET).  Interested parties may access the call by dialing (866) 394-6658 (United States/Canada) or (706) 679-9188 (International). A live broadcast of the question and answer session conference call will also be available online at the Company’s investor relations website, ir.restorationhardware.com. A replay of the question and answer session conference call will be available through December 24, 2015 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 93877003, as well as on the Company’s investor relations website.

About RH

RH (Restoration Hardware Holdings, Inc. - NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, Source Books, and online at RH.com.

**Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted operating income, adjusted operating margin, adjusted net income, and adjusted diluted EPS (collectively, “non-GAAP financial measures”).  We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons.  The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.  The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release.  These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.  With respect to the Company’s non-GAAP guidance for the fourth quarter of fiscal 2015 and the fiscal year ending January 30, 2016, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various non-recurring and recurring reconciling items.  For previous periods, such non-recurring and recurring reconciling items included non-cash and other one-time compensation expense, one-time income tax expense (benefit), and legal claim related expenses, among others. Certain items that impact these measures have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, and as a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort.

Forward-Looking Statements

This release and the accompanying video presentation contain forward-looking statements within the meaning of the federal securities laws including statements related to our future financial guidance, including for the fourth quarter of fiscal 2015 and the fiscal year ending January 30, 2016; statements relating to our trend of consecutive quarterly double digit revenue growth and outperformance of our business compared to that of our peers; statements relating to the unprecedented pace of our innovation and the disruptive nature of the RH brand as well as our pursuit of our strategy to complete the most significant retail transformation in history; our expectations concerning the current and future performance of our business initiatives including RH Modern, RH Baby and Child and RH Teen, our Modern Gallery in Los Angeles and our next generation Design Galleries in Chicago, Denver, Tampa and Atlanta (including our expectations relating to the addition of RH Modern and RH Teen during fiscal 2016); our expectations concerning the payback period for our new store openings; and our belief that RH Modern is opening the RH brand to an entirely new market; our expectations the new store openings and new product and businesses we have in the pipeline for 2016 and beyond; our ability to achieve our long term goal of reaching $4 billion to $5 billion in North American revenues, mid-teens operating margins, significant free cash flow and industry-leading return on invested capital, and any statements or assumptions underlying any of the foregoing. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, our ability to retain key personnel; successful implementation of our growth strategy; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; factors affecting our outstanding convertible senior notes; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to “conflict minerals” compliance and its impact on sourcing, if any, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Restoration Hardware Holdings’  Form 10-K filed with the Securities and Exchange Commission on March 27, 2015, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.restorationhardware.com and on the SEC website at www.sec.gov.  Any forward-looking statement made by us in this press release speaks only as of the date on which we make it.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact

Cammeron McLaughlin

SVP, Investor Relations and Strategy

(415) 945-4998

cmclaughlin@rh.com

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF ADJUSTED INCOME STATEMENT ITEMS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	Reported October 31, 2015	Adjustments	Adjusted October 31, 2015	% of Net Revenues	Reported November 1, 2014	Adjustments	Adjusted November 1, 2014	% of Net Revenues
Net revenues	$532,411	$—	$532,411	100.0%	$484,675	$—	$484,675	100.0%
Cost of goods sold [a]	341,661	(4,801)	336,860	63.3%	304,302	—	304,302	62.8%
Gross profit	190,750	4,801	195,551	36.7%	180,373	—	180,373	37.2%
Selling, general and administrative expenses [a]	145,874	(275)	145,599	27.3%	143,685	—	143,685	29.6%
Income from operations	44,876	5,076	49,952	9.4%	36,688	—	36,688	7.6%
Interest expense [b]	11,003	(6,415)	4,588	0.9%	5,210	(2,333)	2,877	0.6%
Income before income taxes	33,873	11,491	45,364	8.5%	31,478	2,333	33,811	7.0%
Income tax expense [c]	13,163	4,465	17,628	3.3%	12,049	1,475	13,524	2.8%
Net income [d]	$20,710	$7,026	$27,736	5.2%	$19,429	$858	$20,287	4.2%

Weighted-average shares used in computing basic net income per share	40,282,734		40,282,734		39,507,272		39,507,272
Basic net income per share	$0.51		$0.69		$0.49		$0.51

Weighted-average shares used in computing diluted net income per share	42,413,657		42,413,657		41,392,831		41,392,831
Diluted net income per share	$0.49		$0.65		$0.47		$0.49

[a]

Adjustments represent the estimated cumulative impact of coupons redeemed in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.

[b]

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”) and for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), we separated the 2019 Notes and 2020 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes and 2020 Notes over their respective terms. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes and 2020 Notes and the fair value of the liability components of the 2019 Notes and 2020 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $0.4 million and $0.9 million during the three months ended October 31, 2015 and November 1, 2014, respectively.

[c]

The adjustment for the three months ended October 31, 2015 represents the tax effect of the adjusted items based on our effective tax rate of 38.9%. The three months ended November 1, 2014 includes an adjustment to calculate income tax expense at a pro forma 40% effective tax rate.

[d]

Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF ADJUSTED INCOME STATEMENT ITEMS

(In thousands, except share and per share amounts)

(Unaudited)

	Nine Months Ended
	Reported October 31, 2015	Adjustments	Adjusted October 31, 2015	% of Net Revenues	Reported November 1, 2014	Adjustments	Adjusted November 1, 2014	% of Net Revenues
Net revenues	$1,461,798	$—	$1,461,798	100.0%	$1,284,695	$—	$1,284,695	100.0%
Cost of goods sold [a]	933,367	(11,024)	922,343	63.1%	812,064	—	812,064	63.2%
Gross profit	528,431	11,024	539,455	36.9%	472,631	—	472,631	36.8%
Selling, general and administrative expenses [a]	410,103	(1,094)	409,009	28.0%	382,230	(9,200)	373,030	29.0%
Income from operations	118,328	12,118	130,446	8.9%	90,401	9,200	99,601	7.8%
Interest expense [b]	24,058	(13,610)	10,448	0.7%	11,612	(3,909)	7,703	0.6%
Income before income taxes	94,270	25,728	119,998	8.2%	78,789	13,109	91,898	7.2%
Income tax expense [c]	36,469	9,929	46,398	3.2%	30,312	6,447	36,759	2.9%
Net income [d]	$57,801	$15,799	$73,600	5.0%	$48,477	$6,662	$55,139	4.3%

Weighted-average shares used in computing basic net income per share	40,080,843		40,080,843		39,260,458		39,260,458
Basic net income per share	$1.44		$1.84		$1.23		$1.40

Weighted-average shares used in computing diluted net income per share	42,237,967		42,237,967		40,954,249		40,954,249
Diluted net income per share	$1.37		$1.74		$1.18		$1.35

[a]

Adjustments represent charges incurred or the estimated cumulative impact of coupons redeemed in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.

[b]

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the 2019 Notes and for the 2020 Notes, we separated the 2019 Notes and 2020 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes and 2020 Notes over their respective terms. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes and 2020 Notes and the fair value of the liability components of the 2019 Notes and 2020 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $1.5 million and $1.4 million during the nine months ended October 31, 2015 and November 1, 2014, respectively.

[c]

The adjustment for the nine months ended October 31, 2015 represents the tax effect of the adjusted items based on our effective tax rate of 38.7%. The nine months ended November 1, 2014 includes an adjustment to calculate income tax expense at a pro forma 40% effective tax rate.

[d]

Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Diluted net income per share	$0.49	$0.47	$1.37	$1.18
EPS impact of adjustments (pre-tax) [a]:
Legal claim	$0.12	$—	$0.29	$0.22
Amortization of debt discount	0.15	0.06	0.32	0.10
Subtotal adjusted items	0.27	0.06	0.61	0.32
Impact of income tax on adjusted items [a]	(0.11)	(0.04)	(0.24)	(0.15)
Adjusted diluted net income per share [b]	$0.65	$0.49	$1.74	$1.35

[a]	Refer to tables titled “Reconciliation of Adjusted Income Statement Items” and the related footnotes for additional information.
[b]

Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
GAAP net income	$20,710	$19,429	$57,801	$48,477
Adjustments (pre-tax) [a]:
Legal claim	$5,076	$—	$12,118	$9,200
Amortization of debt discount	6,415	2,333	13,610	3,909
Subtotal adjusted items	11,491	2,333	25,728	13,109
Impact of income tax on adjusted items [a]	(4,465)	(1,475)	(9,929)	(6,447)
Adjusted net income [b]	$27,736	$20,287	$73,600	$55,139

[a]	Refer to tables titled “Reconciliation of Adjusted Income Statement Items” and the related footnotes for additional information.
[b]

Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF NET INCOME TO OPERATING INCOME

AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net income	$20,710	$19,429	$57,801	$48,477
Interest expense	11,003	5,210	24,058	11,612
Income tax expense	13,163	12,049	36,469	30,312
Operating income	44,876	36,688	118,328	90,401
Legal claim [a]	5,076	—	12,118	9,200
Adjusted operating income	$49,952	$36,688	$130,446	$99,601

Net revenues	$532,411	$484,675	$1,461,798	$1,284,695
Operating margin [b]	8.4%	7.6%	8.1%	7.0%
Adjusted operating margin [b]	9.4%	7.6%	8.9%	7.8%

[a]	Refer to tables titled “Reconciliation of Adjusted Income Statement Items” and the related footnotes for additional information.
[b]	Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by net revenues.

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended				Nine Months Ended
	October 31, 2015	% of Net Revenues	November 1, 2014	% of Net Revenues	October 31, 2015	% of Net Revenues	November 1, 2014	% of Net Revenues
Net revenues	$532,411	100.0%	$484,675	100.0%	$1,461,798	100.0%	$1,284,695	100.0%
Cost of goods sold	341,661	64.2%	304,302	62.8%	933,367	63.9%	812,064	63.2%
Gross profit	190,750	35.8%	180,373	37.2%	528,431	36.1%	472,631	36.8%
Selling, general and administrative expenses	145,874	27.4%	143,685	29.6%	410,103	28.0%	382,230	29.8%
Income from operations	44,876	8.4%	36,688	7.6%	118,328	8.1%	90,401	7.0%
Interest expense	11,003	2.0%	5,210	1.1%	24,058	1.7%	11,612	0.9%
Income before income taxes	33,873	6.4%	31,478	6.5%	94,270	6.4%	78,789	6.1%
Income tax expense	13,163	2.5%	12,049	2.5%	36,469	2.4%	30,312	2.4%
Net income	$20,710	3.9%	$19,429	4.0%	$57,801	4.0%	$48,477	3.7%

Weighted-average shares used in computing basic net income per share	40,282,734		39,507,272		40,080,843		39,260,458
Basic net income per share	$0.51		$0.49		$1.44		$1.23

Weighted-average shares used in computing diluted net income per share	42,413,657		41,392,831		42,237,967		40,954,249
Diluted net income per share	$0.49		$0.47		$1.37		$1.18

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 31, 2015	January 31, 2015	November 1, 2014
ASSETS
Cash and cash equivalents	$226,979	$148,934	$157,127
Short-term investments	160,670	62,168	—
Merchandise inventories	760,854	559,297	610,497
Other current assets	149,210	141,845	150,638
Total current assets	1,297,713	912,244	918,262
Long-term investments	2,005	18,338	—
Property and equipment—net	556,594	390,844	331,988
Goodwill and intangible assets	172,824	172,978	173,283
Other non-current assets	29,974	31,595	28,790
Total assets	$2,059,110	$1,525,999	$1,452,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$300,888	$235,159	$262,381
Other current liabilities	128,243	109,270	114,622
Total current liabilities	429,131	344,429	377,003
Convertible senior notes due 2019—net	294,739	284,388	281,014
Convertible senior notes due 2020—net	217,774	—	—
Financing obligations under build-to-suit lease transactions	206,180	124,770	87,346
Other non-current obligations	71,976	69,496	68,605
Total liabilities	1,219,800	823,083	813,968

Stockholders’ equity	839,310	702,916	638,355
Total liabilities and stockholders’ equity	$2,059,110	$1,525,999	$1,452,323

RESTORATION HARDWARE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	October 31, 2015	November 1, 2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$57,801	$48,477
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	32,105	24,995
Amortization of debt discount	15,153	4,754
Stock-based compensation expense	17,655	11,660
Other non-cash items	(4,494)	(6,834)
Change in assets and liabilities:
Merchandise inventories	(201,674)	(156,660)
Accounts payable, accrued expenses and other	65,824	50,850
Net cash used in operating activities	(17,630)	(22,758)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(76,801)	(69,690)
Acquisition of buildings and land	(13,999)	—
Construction related deposits	(8,855)	—
Purchase of trademarks and domain names	(218)	(423)
Purchase of investments—net of maturities	(82,968)	—
Net cash used in investing activities	(182,841)	(70,113)

CASH FLOWS FROM FINANCING ACTIVITIES
Net repayments under revolving line of credit	—	(85,425)
Proceeds from issuance of convertible senior notes	296,250	350,000
Proceeds from issuance of warrants	30,390	40,390
Purchase of convertible notes hedges	(68,250)	(73,325)
Debt issuance costs related to convertible senior notes	(2,382)	(5,385)
Payments on capital leases	(202)	(1,655)
Proceeds from exercise of stock options	20,465	6,220
Excess tax benefit from exercise of stock options	6,564	7,937
Tax withholdings related to issuance of stock-based awards	(4,295)	(2,115)
Net cash provided by financing activities	278,540	236,642
Effects of foreign currency exchange rate translation	(24)	(33)
Net increase in cash and cash equivalents	78,045	143,738
Cash and cash equivalents
Beginning of period	148,934	13,389
End of period	$226,979	$157,127

RESTORATION HARDWARE HOLDINGS, INC.

CALCULATION OF FREE CASH FLOW

(In thousands)

(Unaudited)

	Nine Months Ended
	October 31, 2015	November 1, 2014
Net cash used in operating activities	$(17,630)	$(22,758)
Capital expenditures	(76,801)	(69,690)
Acquisition of buildings and land	(13,999)	—
Construction related deposits	(8,855)	—
Purchase of trademarks and domain names	(218)	(423)
Payments on capital leases	(202)	(1,655)
Free cash flow [a]	$(117,705)	$(94,526)

[a]

Free cash flow is calculated as net cash used in operating activities less capital expenditures, acquisition of buildings and land, construction related deposits, purchase of trademarks and domain names, and payments on capital leases. Free cash flow excludes all non-cash items, such as the non-cash additions of property and equipment due to build-to-suit lease transactions.